Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tecogen Inc. of our report dated March 10, 2022, relating to the consolidated financial statements of Tecogen Inc., appearing in the Annual Report on Form 10-K of Tecogen Inc. for the year ended December 31, 2021.

/s Wolf & Company, P.C.

Boston, Massachusetts
June 23, 2022